Exhibit 99

Dillard’s, Inc. Reports First Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 weeks ended May 3, 2008. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statement regarding forward-looking information included below under “Forward-Looking Information”.

Net income for the 13 weeks ended May 3, 2008 was $2.7 million ($0.04 per diluted share) compared to net income of $42.9 million ($0.53 per diluted share) for the 13 weeks ended May 5, 2007. Included in net income for the 13 weeks ended May 3, 2008 are asset impairment and store closing charges of $0.9 million ($0.6 million after tax or $0.01 per share). Included in net income for the 13 weeks ended May 5, 2007 is a pretax $4.1 million hurricane recovery gain ($2.6 million after tax or $0.03 per diluted share) and asset impairment and store closings charges of $0.7 million ($0.4 million after tax or $0.01 per share).

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, “Our first quarter performance was certainly disappointing. The weak economic conditions, particularly in Florida, made it extremely difficult to achieve profitable sales levels. The detrimental effect on our gross margin performance was dramatic as we worked to control inventory position. We will continue to run our business conservatively to navigate the near-term economic uncertainty.” Specifically, Dillard’s has announced plans to close under-performing stores, reduce capital expenditures, reduce expenses and continue to change its merchandise mix to strengthen its appeal to aspirational, upscale and contemporary shoppers.

Accordingly, during the quarter, the Company cut advertising, selling, administrative and general expenses (“S G & A”) by $17.8 million and announced six more store closures for 2008. Management believes expense saving measures implemented in the first quarter could result in savings of approximately $50 million for the 2008 fiscal year. Dillard’s will continue to evaluate its store base for additional closures and will seek additional expense saving measures throughout the year.

Revenues

Net sales for the 13 weeks ended May 3, 2008 were $1.676 billion compared to sales for the 13 weeks ended May 5, 2007 of $1.763 billion. Total net sales declined 5% during the 13-week period. Sales in comparable stores declined 6%.

During the 13 weeks ended May 3, 2008, net sales were slightly above the Company’s average performance trend in the Central region, consistent with trend in the Western region and slightly below trend in the Eastern region. Sales of home merchandise and furniture declined more than the average performance trend during the period.

Gross Margin/Cost of Sales

Cost of sales as a percentage of sales increased to 66.7% during the 13 weeks ended May 3, 2008 compared to 63.9% for the 13 weeks ended May 5, 2007 resulting in gross margin decline of 280 basis points of sales. Excluding the hurricane recovery gain of $4.1 million during the first quarter of 2007, the gross margin decline was 260 basis points of sales. The decline was primarily due to the Company’s response to weak sales as it worked to control inventory levels with significantly higher markdown activity compared to the prior year first quarter. Inventory in comparable stores declined 3% as of May 3, 2008 compared to May 5, 2007.

Advertising, Selling, Administrative and General Expenses

S G & A expenses declined $17.8 million during the first quarter as the Company implemented expense saving measures. S G & A expenses were $480.9 million and $498.7 million during the 13 weeks ended May 3, 2008 and May 5, 2007, respectively. Notable savings in payroll, advertising, insurance, supplies and services purchased were partially offset by increases in utilities and pre-opening expenses.

Interest and Debt Expense

Net interest and debt expense increased $1.4 million for the 13 weeks ended May 3, 2008 compared to the 13 weeks ended May 5, 2007 as a result of lower short term investment income. Interest and debt expense was $22.1 million and $20.7 million during the 13 weeks ended May 3, 2008 and May 5, 2007, respectively.

As of May 3, 2008, short-term borrowings of $300 million and letters of credit totaling $67.5 million were outstanding under the Company’s $1.2 billion revolving credit facility.

Closure of Distribution Center

During the 13 weeks ended May 3, 2008, Dillard’s closed its distribution center in Louisville, Kentucky. In connection with the closure, the Company recorded $0.9 million ($0.6 million after tax or $0.01 per share) of asset impairment and store closing charges.

Store Information

Dillard’s opened six new locations during the first quarter of 2008:

Center	City	Square Feet
Market Street at Heath Brook	Ocala, FL	126,000
Shops at Lake Havasu	Lake Havasu, AZ	98,000
Shoppes at River Crossing	Macon, GA	162,000
Pier Park	Panama City, FL	126,000
Uptown Village at Cedar Hill	Cedar Hill, TX	145,000
Edgewater Mall(1)	Biloxi, MS	180,000

(1) Replacing store damaged by Hurricane Katrina in 2005.

During the first quarter of 2008, Dillard’s closed its clearance center in Jonesboro, Arkansas (75,000 square feet). Additionally, Dillard’s announced the upcoming closures of the following locations. These stores are expected to close during the second quarter of 2008:

Center	City	Square Feet
Turfland Mall	Lexington, KY	214,000
Chesterfield Town Center	Richmond, VA	110,000
Greeley Mall	Greeley, CO	124,000
McFarland Mall	Tuscaloosa, AL	180,000
Pine Ridge Mall	Pocatello, ID	120,000
Towne Mall	Franklin, OH	113,000

At May 3, 2008, the Company operated 324 Dillard’s locations and seven clearance centers spanning 29 states.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (In Millions, Except Per Share Data)

	13-Week Period Ended

	May 3, 2008			May 5, 2007

			% of		% of
	Amount		Net Sales	Amount	Net Sales

Net sales	$	1,675.6	-	$1,763.0	-
Total revenues		1,713.6	102.2%	1,799.4	102.1%
Cost of sales		1,118.3	66.7	1,126.1	63.9
Advertising, selling, administrative and general expenses		480.9	28.7	498.7	28.3
Depreciation and amortization		72.1	4.3	74.9	4.3
Rentals		15.7	0.9	13.2	0.7
Interest and debt expense, net		22.1	1.3	20.7	1.2
Gain on disposal of assets		(0.1)	0.0	-	-
Asset impairment and store closing charges		0.9	0.1	0.7	0.0
Income before income taxes and equity in earnings of joint ventures		3.7	0.2	65.1	3.7
Income taxes		1.6		25.4
Equity in earnings of joint ventures		0.6	0.0	3.2	0.2
Net income	$	2.7	0.2%	$42.9	2.4%

Basic earnings per share	$	0.04		$0.54
Diluted earnings per share	$	0.04		$0.53
Basic weighted average shares		75.2		80.2
Diluted weighted average shares		75.2		81.6

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Millions)

	May 3,	May 5,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$84.0	$137.9
Trade accounts receivable	9.0	9.9
Merchandise inventories	2,018.4	2,032.7
Other current assets	64.7	42.2
Total current assets	2,176.1	2,222.7

Property and equipment, net	3,182.3	3,197.5
Goodwill	31.9	34.5
Other assets	166.5	171.0

Total Assets	$5,556.8	$5,625.7

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$957.5	$1,013.7
Current portion of long-term debt and capital leases	103.0	199.4
Other short-term borrowings	300.0	-
Federal and state income taxes including current deferred taxes	39.5	55.7
Total current liabilities	1,400.0	1,268.8

Long-term debt and capital leases	785.3	888.3
Other liabilities	219.9	208.6
Deferred income taxes	435.6	435.8
Guaranteed preferred beneficial interests in the Company's subordinated debentures	200.0	200.0
Stockholders' equity	2,516.0	2,624.2

Total Liabilities and Stockholders' Equity	$5,556.8	$5,625.7

Other Information
(In Millions)

	May 3,	May 5,
	2008	2007

Square footage	57.1	56.7
Capital expenditures
13 weeks ended	$64.3	$107.2

Estimates for 2008

The Company is updating the following estimates for certain income statement items for the fiscal year ending January 31, 2009 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information”.

	In Millions
	2008	2007
	Estimated	Actual

Depreciation and amortization	$290	$299
Rental expense	62	60
Interest and debt expense, net	92	92
Capital expenditures	204	396

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. Statements made in this release regarding the Company’s plans to close under-performing stores, reduce capital expenditures, reduce expenses, make changes to its merchandise mix, and the Company’s estimates of depreciation and amortization, rental expense, interest and debt expense, capital expenditures and expense savings for fiscal 2008 are forward looking statements. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in changes in prices and availability of oil and natural gas; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; adequate and stable availability of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its report on From 10-K for the fiscal year ended February 2, 2008, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965